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EXHIBIT 2.1

    AGREEMENT AND PLAN OF MERGER

by and among

CABLE AND WIRELESS PLC,

DALI ACQUISITION CORP.

and

DIGITAL ISLAND, INC.

Dated as of May 14, 2001

i

Section 5.5	Offer Documents; Proxy Statement	30
Section 5.6	Interim Operations of Merger Sub	30
ARTICLE VI	CONDUCT OF BUSINESS PENDING THE MERGER	30
Section 6.1	Conduct of Business by the Company Pending the Merger	30
ARTICLE VII	ADDITIONAL AGREEMENTS	32
Section 7.1	Stockholders' Meeting	32
Section 7.2	Proxy Statement	33
Section 7.3	Access to Information; Confidentiality	33
Section 7.4	Acquisition Proposals.	33
Section 7.5	Employee Benefits Matters	35
Section 7.6	Directors' and Officers' Indemnification and Insurance	36
Section 7.7	Notification of Certain Matters	36
Section 7.8	Further Action; Reasonable Best Efforts	37
Section 7.9	Public Announcements	37
Section 7.10	Confidentiality Agreement	38
ARTICLE VIII	CONDITIONS TO THE MERGER	38
Section 8.1	Conditions to the Obligations of Each Party	38
ARTICLE IX	TERMINATION, AMENDMENT AND WAIVER	37
Section 9.1	Termination	37
Section 9.2	Effect of Termination	38
Section 9.3	Termination Fees	38
Section 9.4	Amendment	38
Section 9.5	Waiver	39
ARTICLE X	GENERAL PROVISIONS	39
Section 10.1	Notices	39
Section 10.2	Severability	40
Section 10.3	Entire Agreement; Assignment	40
Section 10.4	Parties in Interest	40
Section 10.5	Specific Performance	40
Section 10.6	Governing Law	40
Section 10.7	Waiver of Jury Trial	41
Section 10.8	Headings	41
Section 10.9	Counterparts	41
Section 10.10	Interpretation	41

ii

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2001 (this "Agreement"), by and among CABLE AND WIRELESS PLC, a corporation organized and existing under the laws of England ("Parent"), DALI ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and DIGITAL ISLAND, INC., a Delaware corporation (the "Company").

W I T N E S S E T H:

    WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is fair to and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

    WHEREAS, in furtherance of such acquisition, Merger Sub shall make a cash tender offer (the "Offer") to acquire all the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (each a "Share" and collectively, the "Shares") for $3.40 per Share in cash (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the sellers of the Shares in cash, upon the terms and subject to the conditions of this Agreement and the Offer including Annex A hereto;

    WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer; and

    WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved this Agreement and declared its advisability and approved the merger of Merger Sub with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

    DEFINITIONS

     Section 1.1  Definitions.  (a) For purposes of this Agreement:

    "Acquisition Proposal" means (i) any proposal or offer from any Person relating to any direct or indirect acquisition of (A) thirty-five percent (35%) or more of the assets of the Company or (B) more than thirty-five percent (35%) (in voting power) of the voting securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning thirty-five percent (35%) or more (in voting power) of the voting securities of the Company or any Subsidiary; (iii) the sale of thirty-five percent (35%) or more (in fair market value) of the assets of the Company; or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company other than one in which the Company is the surviving corporation and the Company's stockholders immediately prior to the consummation of such transaction own not less than sixty-five percent (65%) of the voting securities of the surviving corporation after consummation of such transaction, in each case other than the Transactions.

    "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such specified person.

    "Beneficial Owner" with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

    "Business Day" means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings; or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York.

    "Control" (including the terms "Controlled by" and "under Common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

    "Environmental Laws" means any United States federal, state, local or foreign laws relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment.

    "ERISA Affiliate" means any trade or business (whether or not incorporated) under Common Control with the Company or any Subsidiary and which, together with the Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

    "Hazardous Substances" means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right-to Know Act, the Oil Pollution Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

    "Intellectual Property" means (i) United States, foreign, and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, internet web sites, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) Software, (v) trade secrets and know-how and (vi) any other similar intellectual property rights, whether or not subject to statutory registration or protection.

    "Knowledge of the Company" means the current actual knowledge of any director or executive officer of the Company.

    "Licenses" mean (i) licenses of Intellectual Property by the Company or any Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or any Subsidiary, and (iii) agreements between the Company or any Subsidiary and third parties relating to the development or use of Intellectual Property excluding (A) shrink-wrap, commodity and similar licenses available generally to the public or industry participants, (B) end-user licenses and (C) licenses for off-the-shelf Software of third parties.

    "Material Adverse Effect" or "Material Adverse Change" means (i) the occurrence of any event, circumstance, change, development or effect that, either individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the assets, liabilities, business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) at any time prior to the acceptance for payment by Parent of the Shares pursuant to the Offer, the loss by the Company of (A) any one of the "executive officers" of the Company identified in Section A of the Employment Letter (the "Employment Letter") from Parent to the Company dated as of the date hereof (the "Executive Officers") (other than as a result of the death or disability of such Executive Officers) or (B) fifty percent (50%) or more of the "key employees" identified in Sections B and C of the Employment Letter (the "Key Employees"), in each case including as a lost employee any such employee who is not employed by the Company at the time of consummation of the Offer or has given any written notice or other written indication to the Company prior to the consummation of the Offer that such employee is not willing to continue to be employed by the Surviving Corporation following the Effective Time, other than, in the case of clauses (i) and (ii) above, any event, circumstance, change, development, or effect occurring as a result of (1) general economic and financial conditions, (2) conditions affecting the industry in general in which the Company operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) the Company, (3) changes in the financial markets, trading prices of the Company's securities or trading volumes of the Company's securities, (4) any change arising, in whole or in part, from the public announcement or pendency of the Transactions including, but not limited to, customer attrition associated therewith (but specifically excluding any loss of employees as contemplated by clause (ii) of this definition) or (5) any change arising from or relating to any matters set forth in Section 1.1 of the Disclosure Schedule.

    "Person" means an individual (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

    "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

    "Software" means computer software, programs and databases in any form, all versions, updates, corrections, enhancements, and modifications thereof.

    "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person means an Affiliate Controlled by such Person, directly or indirectly, through one or more intermediaries.

    "Superior Proposal" means any Acquisition Proposal with respect to which the Board (a) determines in good faith that such proposal, if accepted, is reasonably capable of being consummated, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such Acquisition Proposal and (b) believes in good faith, based on the advice of CSFB or another nationally recognized investment bank or financial advisor, that such Acquisition Proposal, if consummated, would result in a transaction more favorable to the Company's stockholders from a financial point of view (taking into account all terms and conditions of the Acquisition Proposal and the likelihood of consummation) than the Offer and the Merger.

    "Taxes" shall mean any and all federal, state, local and foreign taxes, fees, levies, duties, tariffs, imposts, assessments, withholdings and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts with respect thereto) imposed by any Governmental

Authority or taxing authority, including, without limitation: income, franchise, alternative or add-on minimum, windfall or other profits, gross receipts, property, sales, escheats, use, capital stock, payroll, employment, occupation, social security, workers' compensation, unemployment compensation or net worth taxes; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, intangible or gains taxes; license, registration and documentation fees; and customs, duties, tariffs and similar charges.

    "Tax Returns" shall mean all returns, declarations, reports, estimates, information returns, and statements of any nature relating to Taxes.

  (b)
  The following terms have the meaning set forth in the Sections set forth below:

Term	Section Reference
Action	§4.9
Adjusted Agreement	§7.4(b)
Agreement	Preamble
Blue Sky Laws	§4.5(b)
Board	Recitals
Cancellation Payment	§3.7(a)
Certificate of Merger	§3.2
Certificates	§3.9(b)
Code	§4.10(b)
Company	Preamble
Company Licensed Intellectual Property	§4.14(b)
Company Owned Intellectual Property	§4.14(b)
Company Notice Date	§2.4
Company Preferred Stock	§4.3
Company Stock Option	§3.7(a)
Company Stock Option Plans	§3.7(a)
Confidentiality Agreement	§7.3(b)
Convertible Notes	§4.3
CSFB	§2.2(a)
DGCL	Recitals
Disclosure Schedule	§4
Dissenting Shares	§3.8(a)
E.C. Merger Regulation	§4.5(b)
Effective Time	§3.2
Employment Letter	§1.1
Encumbrances	§4.1(c)
Environmental Permits	§4.16
ERISA	§4.10(a)
ESPP	§3.7(a)
Exchange Act	§2.1(a)
Executive Officers	§1.1
Fair Trading Act	§4.5(b)
Fairness Opinion	§2.2(a)
Funds	§5.4
Governmental Authority	§4.5(b)
HSR Act	§4.5(b)
Indemnified Parties	§7.6(a)
Indemnified Party	§7.6(a)
Indenture	§5.4

IRS	§4.10(a)
Key Employees	§1.1
Law	§4.5(a)
Material Contracts	§4.17(a)
Merger	Recitals
Merger Sub	Preamble
Merger Consideration	§3.6(a)
Minimum Condition	§2.1(a)
Multiemployer Plan	§4.10(b)
Multiple Employer Plan	§4.10(b)
Offer	Recitals
Offer Documents	§2.1(b)
Offer to Purchase	§2.1(b)
Optionholder	§3.7(a)
Parent	Preamble
Parent Note	§2.4
Paying Agent	§3.9(a)
Permits	§4.6
Per Share Amount	Recitals
Plans	§4.10(a)
Proprietary Names	§4.14(a)
Proxy Statement	§4.12
Restricted Stock	§3.7(a)
Restricted Stockholder	§3.7(a)
Schedule 14D-9	§2.2(b)
Schedule TO	§2.1(b)
SEC	§2.1(a)
SEC Reports	§4.7(a)
Securities Act	§4.7(a)
Share	Recitals
Shares	Recitals
Stockholders' Meeting	§7.1(a)
Surviving Corporation	§3.1
Termination Date	§9.1(b)
Termination Fee	§9.3(a)
Transactions	§2.2(a)
Warrants	§4.3
2000 Balance Sheet	§4.7(c)
U.S. GAAP	§4.7(b)
Vested Shares	§3.7(a)

ARTICLE II

THE OFFER

    Section 2.1  The Offer.  (a) Provided that this Agreement shall not have been terminated in accordance with its terms and none of the conditions set forth in Annex A hereto shall have occurred or be continuing, Parent shall cause Merger Sub to, and Merger Sub shall, commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five (5) Business Days after the date hereof. The obligation of Merger Sub to accept for payment Shares tendered pursuant to the Offer shall be subject to (i) the condition that at least the number of Shares that when added to Shares already owned by Parent and its direct and indirect wholly owned Subsidiaries, if any, shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any outstanding convertible securities or upon the exercise of any outstanding options or warrants which are vested as of the date hereof or are capable of vesting during the ninety (90) day period following the consummation of the Offer and have an exercise price of $10.00 per Share or less) shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and (ii) there shall not have occurred or be continuing any of the conditions set forth in Annex A hereto. Parent expressly reserves the right to waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; provided, however, that no change may be made by Parent without the prior written consent of the Company which (A) decreases the Per Share Amount or changes the form of consideration payable in the Offer, (B) waives the Minimum Condition, (C) reduces the maximum number of Shares to be purchased in the Offer, (D) imposes conditions to the Offer in addition to those set forth in Annex A hereto or (E) amends any term of the Offer in any other manner materially adverse to the holders of the Shares.

    Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be twenty (20) Business Days following the commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Merger Sub's obligation to accept for payment Shares shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer, or (iii) extend the Offer for an aggregate period of not more than ten (10) Business Days beyond the latest applicable date that would otherwise be permitted under clause (i) or (ii) of this sentence, if, as of such date, all of the conditions to Merger Sub's obligations to accept for payment Shares are satisfied or waived, but the number of Shares validly tendered and not withdrawn pursuant to the Offer totals less than ninety percent (90%) of the issued and outstanding Shares on a fully diluted basis. The Per Share Amount shall, subject to any applicable withholding of Taxes, be net to the sellers of the Shares in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn as promptly as practicable following satisfaction of the Minimum Condition. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If the payment equal to the Per Share Amount in cash is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of such amount to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such Taxes either have been paid or are not applicable. If this Agreement is terminated by Parent or by the Company, Parent shall cause Merger Sub to, and Merger Sub shall, terminate promptly the Offer.

    (b) As promptly as reasonably practicable on the date of commencement of the Offer, Parent shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of Shares. Parent and Merger Sub shall provide the Company and its counsel with copies of any comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel with a reasonable opportunity to participate in the formulation of the response of Parent or Merger Sub to such comments.

    Section 2.2  Company Action.  (a) The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Merger Sub that (i) the Board, at a meeting duly called and held on May 13, 2001, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger (the Offer and the Merger, collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL, including, without limitation, Section 203 thereof assuming that neither Parent nor Merger Sub are Interested Stockholders (as such term is defined in Section 203 of the DGCL with respect to the Transactions)) and (C) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Transactions, and (ii) Credit Suisse First Boston Corporation ("CSFB") has delivered to the Board its opinion that, as of the date of such opinion, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view (the "Fairness Opinion"), subject to the assumptions and qualifications contained in such opinion. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and neither the Board nor the Company shall withdraw or modify such recommendation in any manner adverse to Merger Sub or Parent except as and to the extent expressly provided in Section 7.4(b).

    (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 containing the Fairness Opinion and, except and to the extent expressly provided in Section 7.4(b), the recommendation of the Board described in Section 2.2(a), and an information statement (together with all amendments and supplements thereto, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. Each of Parent, Merger Sub and the Company agrees to correct promptly any information provided by it for use in the Schedule 14D-9 which shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to such document being filed with the SEC or disseminated to holders of Shares. The Company shall provide Parent and its counsel with copies of any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 after the receipt of such comments and shall provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to such comments.

    (c) The Company shall cooperate with and promptly furnish Parent and Merger Sub with the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, in each case that are true and correct as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and Beneficial Owners of Shares. The Company shall cooperate with and promptly furnish Parent and Merger Sub with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares, as Parent or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.1, shall deliver to the Company all copies of such information.

    Section 2.3  Directors.  (a) Effective upon the acceptance for payment pursuant to the Offer of a number of Shares that satisfies the Minimum Condition, Parent shall be entitled to designate that number of directors on the Board, rounded up to the nearest whole number, on the Board equal to the product of (i) the total number of directors on the Board (giving effect, if applicable, to (A) the number of newly created directorships if the size of the Board is increased pursuant to this Section 2.3(a) and (B) the number of vacancies if the resignation of any director is secured pursuant to this Section 2.3(a)) and (ii) the percentage that the number of Shares beneficially owned in the aggregate by Parent and Merger Sub bears to the total number of Shares outstanding, and the Company, at such time, shall take all action necessary to cause Parent's designees to be elected or appointed to the Board, including, without limitation, increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company also will use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the nearest whole number, on (i) each committee of the Board and (ii) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Board. Notwithstanding the foregoing, the Parent and the Company shall use their reasonable best efforts to ensure that at least two (2) members of the Board as of the date hereof who are not employees of the Company (the "Continuing Directors") shall remain members of the Board until the Effective Time.

    (b) The Company's obligations to appoint Parent's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company, at its sole expense, shall take promptly all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) or the Exchange Act and Rule 14f-1 promulgated thereunder require in order to fulfill its obligations under this Section 2.3. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

    (c) Following the election or appointment of Parent's designees pursuant to Section 2.3(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company. For the avoidance of doubt, the approval of a majority of the Continuing Directors shall not be required to authorize any payments required to be made by the Company, pursuant to, or to otherwise comply with the terms and conditions of, the Parent Note.

    Section 2.4  Indebtedness of the Company.  As and to the extent necessary for the Company to comply with its obligations under the Indenture, Parent shall or shall cause one of its Affiliates to provide to the Company from time to time the funds necessary for the Company to comply with such obligations when and if such obligations become due and payable as a result of the consummation of the Offer contemplated herein; provided that the aggregate amount to be provided by Parent (or its Affiliate) to the Company pursuant to this Section 2.4 shall not exceed the aggregate principal amount plus accrued (but unpaid) interest of all indebtedness which may be required to be repaid by the Company pursuant to the Indenture. Any and all amounts to be provided by Parent (or its Affiliates) to the Company in accordance with this Section 2.4 shall (a) if in the form of a loan, be evidenced by the Interim Financing Non-Negotiable Promissory Note in the form attached hereto as Annex B (the "Parent Note") and (b) if in the form of a capital contribution, entitle Parent to receive that number of Shares and/or other voting securities substantially equivalent to the Shares equal to the amount of such contribution divided by the Per Share Amount. The Company hereby agrees to give or to cause the Trustee (as such term is defined in the Indenture) to give the Company Notice (as such term is defined in the Indenture) on, and not prior to, the thirtieth (30th) day following the date on which funds are transferred by Parent or Merger Sub to the Paying Agent pursuant to the Offer (the "Company Notice Date").

ARTICLE III
 THE MERGER

    Section 3.1  The Merger  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL and any other applicable Law, as soon as practicable following completion of the Offer, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent (the "Surviving Corporation").

    Section 3.2  Effective Time; Closing  As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Pillsbury Winthrop LLP, 50 Fremont Street, San Francisco, California 94105, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

    Section 3.3  Effect of the Merger  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. At the Effective Time, the Merger will have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 3.4  Certificate of Incorporation; By-laws  (a) At the Effective Time and without any further action on the part of the Company or Merger Sub, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety so that it will read as Merger Sub's Certificate of Incorporation, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The name of the corporation is Digital Island, Inc."

    (b) At the Effective Time and without any further action on the part of the Company or Merger Sub, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

    Section 3.5  Directors and Officers  The initial directors of the Surviving Corporation shall be the individuals listed on Schedule 3.5, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

    Section 3.6  Conversion of Securities  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

    (a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.6(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount (the "Merger Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.9, of the certificate that formerly evidenced such Share;

    (b) each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

    (c) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

    Section 3.7  Employee Stock Options/Employee Stock Purchase Plan/Restricted Stock.

    (a) Outstanding stock options under the Company's 1999 Stock Incentive Plan and 2000 Supplemental Stock Option Plan, each as amended through the date of this Agreement (the "Company Stock Option Plans") or assumed by the Company pursuant to the terms of the Sandpiper Networks, Inc. 1997 Stock Plan and SoftAware, Inc. 1999 Stock Option/Stock Issuance Plan, outstanding rights to purchase Shares under the Company's 1999 Employee Stock Purchase Plan, as amended through the date of this Agreement (the "ESPP") and outstanding Shares issued under the Company's 1999 Stock Incentive Plan pursuant to the option exchange program implemented by the Company in April 2001 (the "Restricted Stock") shall be treated as follows:

        (i) Immediately prior to the completion of the Offer, each outstanding option to purchase shares of Company Common Stock under the Company Stock Option Plans (each, a "Company Stock Option") which, according to its terms would accelerate upon a "change in control" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable for all of the Shares subject to those Options and those Options shall be cancelled upon the completion of the Offer. Immediately prior to the Effective Time, each Company Stock Option which according to its terms would accelerate upon a "corporate transaction" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, which has an exercise price that is equal to or greater than the Per Share Amount, shall vest and become exercisable on an accelerated basis for all of the Shares subject to those Options and shall be cancelled at the Effective Time.

        (ii) At the completion of the Offer, except as otherwise agreed upon in writing between a holder of a Company Stock Option ("Optionholder") and Parent, each Company Stock Option which, according to its terms would accelerate upon a "change in control" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "change in control." Instead, each Optionholder shall be entitled to a cash payment per Option Share equal to the difference between the exercise price of the Optionholder's Company Stock Option and the Per Share Price (the "Cancellation Payment"). To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall be paid by Merger Sub to the Optionholder at the completion of the Offer upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Company Stock Option Plans or the applicable Company Stock Option agreement.

        (iii) At the Effective Time, except as otherwise agreed upon in writing between the Optionholder and Parent, each Company Stock Option which, according to its terms would accelerate upon a "corporate transaction" as defined in the Company Stock Option Plans or the applicable Company Stock Option Agreement, and which has an exercise price that is less than the Per Share Amount shall be cancelled and such cancellation shall not result in any acceleration of vesting or exercisability of such Company Stock Option due to a "corporate transaction." Instead, each holder of a cancelled Company Stock Option (each, an "Optionholder") shall be entitled to the Cancellation Payment. To the extent that the Optionholder's Company Stock Option was vested and exercisable in accordance with its terms immediately prior to cancellation (without regard to any provisions for acceleration of vesting on a change in control), the Cancellation Payment shall be paid by Parent to the Optionholder at the Effective Time upon surrender of the Company Stock Option. The remainder of the Cancellation Payment shall be made at such times as the Company Stock Option would have vested in accordance with its terms if it had continued in effect, provided that the Optionholder meets the terms and conditions of vesting set forth in the Company Stock Option Plans or the applicable Company Stock Option agreement.

        (iv) The Company shall use its best efforts to provide all participants in the ESPP with at least ten (10) days written notice of consummation of the Offer and of their choice to (A) terminate their outstanding purchase rights and have all payroll deduction amounts refunded to them, or (B) let their outstanding purchase rights under the ESPP be exercised automatically on one final purchase date immediately prior to the consummation of the Offer. Each participant who elects to receive a refund of his or her payroll deductions shall promptly receive the cash equal to his or her payroll deductions for the final purchase interval. The ESPP shall terminate with the final purchase date, and no further purchase rights shall be granted under the terminated ESPP.

        (v) Upon completion of the Offer, except as otherwise agreed upon in writing between the holder of Restricted Stock, (each, a "Restricted Stockholder"), and the Company and Parent, the Restricted Stock issued and outstanding immediately prior to the change in control shall be cancelled and forfeited, and such cancellation and forfeiture shall not result in any accelerated vesting of the Restricted Stock under the terms of the applicable Restricted Stock issuance agreement between the Restricted Stockholder and the Company due to a "change in control" or "corporate transaction ". Instead, each Restricted Stockholder shall be entitled to receive a Cancellation Payment equal to the Per Share Amount multiplied by the number of shares of Restricted Stock he or she held immediately prior to the completion of the Offer. To the extent that the Restricted Stockholder's Restricted Stock was vested in accordance with its terms immediately prior to completion of the Offer (without regard to any provisions for accelerated vesting of the Restricted Stock on a change in control or corporate transaction), the Cancellation Payment shall be paid by Merger Sub to the Restricted Stockholder at the completion of the Offer. The remainder of the Cancellation Payment shall be made at such times as the Restricted Stock would have vested in accordance with the terms of the Restricted Stockholder's Restricted Stock issuance agreement if it such agreement had continued in effect, provided that the Restricted Stockholder meets the terms and conditions of vesting set forth in the Company Stock Option Plans and the applicable Restricted Stock issuance agreement.

        (vi) Effective as of the Effective Time, the Company shall take all necessary action, including obtaining the consent of the individual Optionholders and Restricted Stockholders, if necessary, to (A) terminate the Company Stock Plans, (B) cancel, at the completion of the Offer or the Effective Time, as applicable, each outstanding Company Stock Option that is outstanding and unexercised, whether or not vested and exercisable as of such date, and (C) cancel at the consummation of the Offer, each Outstanding Restricted Share, whether or not vested as of such date.

        (vii) All payments made pursuant to this Section 3.7 shall be subject to all applicable Tax withholding requirements.

    (b) Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) obtain any consents from Optionholders and Restricted Stockholders and (ii) make any amendments to the terms of such Company Stock Options or the Company Stock Option Plans that are necessary or appropriate to give effect to the transactions contemplated by Section 3.7(a).

    Section 3.8  Dissenting Shares  (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded appraisal for such Shares in accordance with Section 262 of DGCL (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive, subject to and net of any applicable withholding of Taxes, payment of the appraised value of such Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.9, of the certificate or certificates that formerly evidenced such Shares.

    (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served on or otherwise received by the Company pursuant to the DGCL and (ii) following acceptance of the Shares for payment pursuant to the Offer, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably delayed or withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

    Section 3.9  Surrender of Shares; Stock Transfer Books  (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent (the "Paying Agent") for the purpose of exchanging certificates representing Shares for the payment of the Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.6(a). At the Effective Time, Parent will make available to the Paying Agent, in cash in the amount of the aggregate Merger Consideration to be paid pursuant to Section 3.6(a) in exchange for outstanding Shares, and such funds shall be invested by the Paying Agent as directed by Parent provided, that such investments be in obligations of or guaranteed by, the United States of America or any agency thereof and backed by the full faith and credit of the United States of America, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, United States commercial banks with capital surpluses and undivided profits aggregating in excess of U.S. $1 billion.

    (b) As soon as practicable after the Effective Time, the Surviving Corporation shall cause to be mailed to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.6(a) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to and net of any applicable withholding of Taxes, the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such Taxes either have been paid or are not applicable.

    (c) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.9(a) that remains unclaimed by holders of Shares one hundred eighty (180) days after the Effective Time shall be returned to Parent, upon demand, and, thereafter, such holders shall be entitled to look to the Surviving Corporation and Parent (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share or Shares for any Merger Consideration delivered in respect of such Share or Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

    (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

    (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed before the Company has notice that the Certificate has been acquired by a "protected purchaser" (as such term is defined in Section 8-303 of the Delaware Uniform Commercial Code), and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate or the payment of the Merger Consideration, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article III.

    (f) Parent and Merger Sub shall be entitled to deduct and withhold, or cause its agents to deduct and withhold, from the Per Share Amount or the Merger Consideration or the appraised value contemplated by Section 3.8, as the case may be, payable to a holder of Shares pursuant to the Offer or the Merger or the appraisal of their Shares, as contemplated by Section 3.8, as applicable, any Taxes that are required to be so withheld or deducted under any applicable provision of any Tax Law. To the extent that amounts are so withheld by Parent or Merger Sub or their agents, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Transactions as having been paid to the holder of the Shares in respect of which such deduction or withholding was made by Parent or Merger Sub or their agents.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    As an inducement to Parent and Merger Sub to enter into this Agreement, except as set forth in the SEC Reports (except for any and all disclosure set forth under the headings "Quantitative and Qualitative Disclosures About Market Risk" and "Risk Factors Which May Affect Future Results" in any such SEC Reports, in each case which are not identified on Section 1.1 of the Disclosure Schedule) or the Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement (the "Disclosure Schedule") the Company hereby represents and warrants to Parent and Merger Sub that:

    Section 4.1  Organization and Qualification; Subsidiaries  (a) The Company and each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and, if such concept is applicable in its jurisdiction of organization, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority or approvals would not have a Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and, if such concept is applicable in its jurisdiction of organization, is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except to the extent that the failure to be so qualified or licensed would not have a Material Adverse Effect.

    (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each such Subsidiary, the percentage of the outstanding capital stock of each such Subsidiary owned by the Company and each other Subsidiary is set forth in the SEC Reports. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

    (c) Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive rights, agreements, limitations on the Company's or any such Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever ("Encumbrances") except for Encumbrances which would not have a Material Adverse Effect.

    (d) The Company does not have any "significant subsidiary" (within the meaning of Rule 1-02(w) of Regulation S-X under the Rules and Regulations of the Exchange Act).

    Section 4.2  Certificate of Incorporation and By-laws  The Company has heretofore furnished or otherwise made available to Parent a true, complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation, By-laws or equivalent organizational documents are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

    Section 4.3  Capitalization  The authorized capital stock of the Company consists of (a) 200,000,000 Shares and (b) 10,000,000 shares of preferred stock, par value $0.001 per share (the "Company Preferred Stock"). As of the close of business on May 10, 2001, there were outstanding

(i) 82,226,556 Shares, (ii) stock options to purchase an aggregate of 14,081,953 Shares at a weighted average exercise price of $12.50 per Share under the Company Stock Option Plans, (iii) warrants listed on Schedule 4.5 (collectively, the "Warrants") to purchase an aggregate of 120,393 Shares at a weighted average exercise price of $68.11 per Share, (iv) stock purchase rights to purchase up to 200,000 Shares in the aggregate at a purchase price determined in accordance with the terms of the ESPP and (v) $345,000,000 principal amount of notes (the "Convertible Notes") convertible into an aggregate of approximately 2,621,381 Shares at a conversion price of $131.61 per Share. All the outstanding Shares of the Company's capital stock are, and all Shares which may be issued in connection with the Company Stock Option Plans or the ESPP, the exercise of the Warrants and the conversion of the Convertible Notes, will be, if and when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as set forth in this Section 4.3, and except for changes since March 31, 2001, resulting from (a) the exercise or conversion of Company Stock Options, Warrants or Convertible Notes outstanding on such date in accordance with their respective terms, (b) the purchase of Shares pursuant to the terms of the ESPP and (c) the exercise or conversion of Company Stock Options granted in the ordinary course of business and capital stock issued upon the exercise thereof since such date, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options, warrants, calls, commitments, agreements or other rights to acquire from the Company, or other obligation of the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. Except with respect to the Convertible Notes, neither the Company nor any of its Subsidiaries has any contractual obligation to repurchase, redeem or otherwise acquire any of the securities referred to above. Except as contemplated in connection with the execution of this Agreement or as set forth in the SEC Reports, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which it is bound relating to the voting of any shares of capital stock of the Company or any of its Subsidiaries. No bonds, debentures, notes or other debentures of the Company having the right to vote on any matters on which the stockholders may vote are issued or outstanding.

    Section 4.4  Authority Relative to this Agreement  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable Law, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. At a meeting duly called and held on May 13, 2001, the Board unanimously approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to the Transactions.

    Section 4.5  No Conflict; Required Filings and Consents  (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any United States or foreign national, state, provincial, municipal, county or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order ("Law") applicable to the Company or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) result in any breach of or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a material Encumbrance on any property or asset of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which any property or asset of the Company is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights, Encumbrances or other occurrences which would not (A) prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization, registration, order, declaration or permit of, or filing with or notification to, any United States or foreign national, state, provincial, municipal, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws"), (ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the pre-merger notification requirements of the U.K. Fair Trading Act of 1973 (the "Fair Trading Act") and the E.C. Merger Regulation 4064/89 (the "E.C. Merger Regulation"), (iv) the requirements of any other applicable foreign antitrust law, (v) the filing and recordation of appropriate merger documents as required by the DGCL and the National Association of Securities Dealers, Inc., and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay consummation of the Offer or the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    Section 4.6  Permits; Compliance  The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted, or as presently contemplated to be conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect. No suspension or cancellation of any of the Permits, which if adversely determined, would have a Material Adverse Effect, is pending or, to the Knowledge of the Company, threatened. The Company is not in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound, except for any such conflicts, defaults, breaches or violations that would not (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    Section 4.7  SEC Filings; Financial Statements  (a) The Company has timely filed all forms, reports and documents required to be filed by it with the SEC since June 29, 1999. Without limiting the generality of the foregoing, the Company has filed: (i) its Annual Report on Form 10-K for the fiscal years ended September 30, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 2000 and March 31, 2001, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since June 29, 1999 and (iv) all current reports filed on Form 8-K (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above (including any exhibits, annexes and any amendments thereto) being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in all material respects in accordance with the requirements of either the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) (A) in the case of SEC Reports filed pursuant to the Securities Act, did not, at the time they were filed, or, if amended, as of the date of and giving effect to such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading and (B) in the case of SEC Reports filed pursuant to the Exchange Act, did not, as of the respective dates filed with the SEC or first mailed to stockholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) was prepared in all material respects in accordance with United States generally accepted accounting principles ("U.S. GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) complies as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto and (iii) fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein.

    (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as at September 30, 2000, including the notes thereto (the "2000 Balance Sheet") or as specifically disclosed in SEC Reports filed since September 30, 2000, and prior to the date of this Agreement, neither the Company nor any Subsidiary has incurred any liability, debt, obligation or claim of any nature (whether accrued, absolute, contingent or otherwise), except for (i) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2000 and (ii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

    (d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

    Section 4.8  Absence of Certain Changes or Events  Since September 30, 2000, except as expressly contemplated by this Agreement, (a) the Company has conducted its business substantially in the ordinary course and in a manner consistent with the Company's then existing business plan and (b) there has not been any Material Adverse Change. Since March 31, 2001, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in paragraphs (c), (e)(ii),(iv) and (v) (as paragraph (e)(v) relates to paragraphs (e)(ii) and (iv)), (g), (h), (i) and (k) (as paragraph (k) relates to each of the foregoing paragraphs only) of Section 6.1.

    Section 4.9  Absence of Litigation  Except as set forth in Section 4.9 of the Disclosure Schedule or in any SEC Report under the caption "Legal Proceedings" filed by the Company as of the date hereof, there is no litigation, suit, claim, action, proceeding, arbitration or investigation (an "Action") pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company, before any Governmental Authority that would have a Material Adverse Effect.

    Section 4.10  Employee Benefit Plan  (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of, or any current or former consultant to, the Company or any ERISA Affiliate, (ii) each employee benefit plan for which the Company or any ERISA Affiliate could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any ERISA Affiliate could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any Subsidiary (collectively, the "Plans"). Each Plan is in writing (or a written summary exists) and the Company has made available to Parent a true and complete copy of each Plan and has delivered to Parent a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications thereto, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan.

    (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single-employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Other than as set forth on Section 4.10(a) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance or similar-type benefits to any Person, (ii) obligates the Company or any Subsidiary to pay separation, severance or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

    (c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and to the Knowledge of the Company there is no material default or violation by any party to, any Plan. No Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to the knowledge of the Company no fact or event exists that could reasonably be expected to give rise to any such Action.

    (d) Each Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination, opinion, advisory or notification letter from the IRS covering all of the provisions applicable to the Plan for which such letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received an opinion, advisory or modification letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

    (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) that is not otherwise exempt or for which an administrative class exemption exists with respect to any Plan. Neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could reasonably be expected to give rise to any such liability.

    (f)  All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates except when the failure to do so would not have a Material Adverse Effect. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the Knowledge of the Company, no fact or event exists which could reasonably be expected to give rise to any such challenge or disallowance.

    (g) All directors, officers, management employees, and technical and professional employees of the Company and the Subsidiaries are under written obligation to the Company and the Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

    (h) Except as set forth in Section 4.10(a) of the Disclosure Schedule, none of the Plans are subject to the laws of any country other than the United States except to the extent being subject to any such law would not have a Material Adverse Effect.

    Section 4.11  Labor and Employment Matters.  (a) Except as set forth in Section 4.11 of the Disclosure Schedule, (i) there are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which controversies would (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement or (B) have a Material Adverse Effect; (ii) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Subsidiary; and (iv) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

    (b) The Company and the Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing, except where the failure to do so would not constitute a Material Adverse Effect. The Company and the Subsidiaries have paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary, except to the extent as would not constitute a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person, except as would not (A) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (B) have a Material Adverse Effect.

    Section 4.12  Offer Documents; Schedule 14D-9; Proxy Statement.  Neither the Schedule 14D-9 nor any information supplied by or on behalf of the Company to Parent for purposes of inclusion in the Offer Documents (including, without limitation, information incorporated by reference to documents filed by the Company with the SEC) shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or otherwise omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of Parent's or Merger Sub's representatives for inclusion in the foregoing documents. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    Section 4.13  Property and Leases.  (a) The Company has good and valid title to or, in the case of leased property have valid leasehold interests in, all of its properties and assets reflected on the Company's balance sheet dated as of March 31, 2001, and included in the Company's Form 10-Q for such period as will be filed with the SEC or otherwise necessary to conduct their respective businesses as currently conducted, or as contemplated to be conducted, except (i) for assets and properties disposed of by the Company in the ordinary course of business since March 31, 2001 or (ii) where the failure to have such valid title or valid leasehold interest would not have a Material Adverse Effect.

    (b) All material leases of real property leased for the use or benefit of the Company to which the Company is a party and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or, to the Knowledge of the Company, any other party thereto, or any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or, to the Knowledge of the Company, any other party thereto, except as would not have a Material Adverse Effect.

    Section 4.14  Intellectual Property.  (a) Section 4.14(a) of the Disclosure Schedule sets forth a true and complete list of (i) all filed U.S. and foreign patents and patent applications, (ii) all registered trademarks, servicemarks, trade names, brand names or the like (collectively, "Proprietary Names"), and applications for registration of such Proprietary Names in all countries of the world, (iii) all registered copyrights and any Applications therefor in all countries of the world, and (iv) all Licenses which are owned or Controlled by the Company and any of its Subsidiaries and which if not valid and enforceable would have a Material Adverse Effect.

    (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, to the Knowledge of the Company: (i) the conduct of the business of the Company, the use of each item of Intellectual Property owned by the Company (the "Company Owned Intellectual Property") in connection therewith, do not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no written notice has been received by the Company of any claim asserted against the Company that the conduct of the business of the Company as currently conducted conflicts with, infringes upon or might infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party; (ii) with respect to each item of Company Owned Intellectual Property, the Company is the exclusive owner of the entire unencumbered right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property without limitation; (iii) with respect to each item of Intellectual Property licensed to the Company pursuant to a License (the "Company Licensed Intellectual Property"), the Company has the valid right to use such Company Licensed Intellectual Property in accordance with the terms of the License governing such Company Licensed Intellectual Property; (iv) the Company Owned Intellectual Property is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part; (v) the Company has not received any written notice of any Person engaging in any activity that infringes upon or misappropriates the Company Owned Intellectual Property or the Company Licensed Intellectual Property; (vi) each License of the Company Licensed Intellectual Property is valid, binding and enforceable against the Company, and, to the Knowledge of the Company, each of the other parties thereto, and is in full force and effect; (vii) neither the Company, nor, to the Knowledge of the Company, any party to any license covering the Company Licensed Intellectual Property is in breach thereof or default thereunder; and (viii) neither the execution of this Agreement nor the consummation of any Transaction shall adversely affect any of the Company's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property except where the failure of any of the representations set forth in this Section 4.14(b) to be true and correct would not have a Material Adverse Effect.

    (c) The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other Intellectual Property.

    Section 4.15  Taxes.  The Company and the Subsidiaries have duly and timely filed or caused to be filed all Tax Returns required to be filed by them, including the Company's consolidated federal Tax Return for its taxable year ended September 30, 2000, which will be filed on or before June 15, 2001, and all such Tax Returns are true, correct and complete, and all Taxes owing by the Company and its Subsidiaries have been paid. No material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by, or with respect to, the Company or any of the Subsidiaries. Neither the IRS nor any other United States federal, state, local or foreign taxing authority or agency or other Governmental Authority is now asserting or threatening to assert against the Company or any

Subsidiary any material deficiency or claim for any Taxes. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of time for, the assessment or payment of any Tax or the filing of any Tax Return. There are no material Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code or any similar provision of state, local or foreign Law by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and no Governmental Authority or taxing authority has initiated or proposed any such adjustment or change in accounting method. The Company and the Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Section 1441 and 1442 of the Code or similar provisions under any state, local or foreign laws) and have, within the time and the manner prescribed by law, withheld and paid over to the proper Tax authority all material amounts required to be so withheld and paid over under applicable laws. Neither the Company nor any Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar state, local or foreign law (other than the affiliated group the common parent of which is the Company) and neither the Company nor any Subsidiary has any liability for Taxes of any Person (other than the Company and the Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, or by contract or arrangement (whether or not written) or otherwise. Neither the Company nor any Subsidiary has received written notice of any material claim made by any authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Subsidiary has made any material change in Tax elections, requested a ruling from any Tax authority or signed any agreement with respect thereto, granted any power of attorney with respect to any matter relating to Taxes or signed any closing agreement with respect to any Tax year.

    Section 4.16  Environmental Matters.  Except as would not have a Material Adverse Effect, to the Knowledge of the Company, (a) the Company has not violated and is not in violation of any Environmental Law and no Governmental Authority or third party has alleged or is alleging any such violation; (b) none of the properties currently or formerly owned, leased or operated by the Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not actually or potentially liable under any Environmental Law (including, without limitation, pending or threatened liens); (d) the Company has obtained all Permits required under any Environmental Law ("Environmental Permits") and all such Environmental Permits are in full force and effect; and (e) the Company is in compliance with its Environmental Permits.

    Section 4.17  Material Contracts.  Except as would not (a) prevent or materially delay consummation of the Offer or the Merger or otherwise prevent or materially delay the Company from performing its obligations under this Agreement and (b) have a Material Adverse Effect, (i) each of the contracts listed as an exhibit to the Company's SEC Reports and each of the customer contracts set forth in Section 4.17 of the Disclosure Schedule (collectively, the "Material Contracts") is a legal, valid and binding agreement enforceable against the Company and, to the Knowledge of the Company, all other parties thereto in accordance with its terms, and none of the Material Contracts is in default by its terms or has been canceled by the other party; (ii) to the Knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract and (iii) the Company is not in receipt of any claim of default under any such agreement. All material contracts to which the Company is a party which are required to be filed with the SEC (as exhibits to the SEC Reports) as "Material Contracts" (as such are described in paragraph (b)(10) of Item 601 of Regulation S-K) have been so filed. The Company has furnished or otherwise made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

    Section 4.18  Customers and Suppliers.  As of the date of this Agreement, none of the Company's customers listed in Section 4.17 of the Disclosure Schedule, (a) has cancelled or otherwise terminated any contract with the Company prior to the expiration of the applicable contract term or (b) to the Knowledge of the Company, has threatened or indicated its intention to cancel or otherwise terminate its relationship with the Company or to substantially reduce its purchases from the Company of any services other than as a consequence of the conditions described in clauses (1) through (4) of the definition of "Material Adverse Effect."

    Section 4.19  Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, finder, financial advisor, investment bank or other agent (other than CSFB) is entitled to any brokerage, finder's or other fee or commission in connection with, or arising as a result of, the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and CSFB pursuant to which such firm would be entitled to any payment relating to the Transactions.

    Section 4.20  Antitakeover Statutes.  The Board has approved this Agreement and the Transactions, and such approval is sufficient to render inapplicable to this Agreement and the Transactions the provisions of Section 203 of the DGCL and any other antitakeover or similar Law to which the Company is subject or any antitakeover or similar provision in the Company's Certificate of Incorporation or By-laws.

    Section 4.21  Vote Required.  Unless Merger Sub owns at least ninety percent (90%) of the issued and outstanding Shares, the adoption of this Agreement by the affirmative vote of the holders of Shares entitling such holders to exercise at least a majority of the voting power of the Shares is the only vote of holders of any class or series of the capital stock of the Company required to approve the Merger or any of the Transactions.

    Section 4.22  Fairness Opinion.  The Company has received the written opinion of CSFB, dated as of the date hereof, to the effect that, as of such date, the Per Share Amount and the Merger Consideration are fair from a financial point of view to the holders of Shares (other than Parent and its Affiliates). A true and correct copy of such opinion has been delivered to Parent and Merger Sub.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

    Section 5.1  Corporate Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its material obligations under this Agreement.

    Section 5.2  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms.

    Section 5.3  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.3(b) have been obtained and all filings and obligations described in Section 5.3(b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which any property or asset of either of them is bound or affected, except, with respect to clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent and Merger Sub from performing their obligations under this Agreement.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the pre-merger notification requirements of the Fair Trading Act and the E.C. Merger Regulation, (iv) the requirements of any other applicable foreign antitrust law, (v) filing and recordation of appropriate merger documents as required by the DGCL, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Offer or Merger, or otherwise prevent or materially delay Parent or Merger Sub from performing their obligations under this Agreement.

    Section 5.4  Financing.  At all times from the date hereof until the consummation of the Transactions, Parent has and will make available to Merger Sub sufficient funds (the "Funds") to permit Merger Sub to consummate the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger, to make all necessary Cancellation Payments and payments for Vested Shares pursuant to Section 3.7, to assume or repay the Company's obligations under the Indenture, dated as of February 29, 2000 (the "Indenture"), between the Company and State Street Bank and Trust Company of California, N.A., as Trustee, and to pay all transaction related expenses of Parent, Merger Sub and any of their Affiliates.

    Section 5.5  Offer Documents; Proxy Statement.  The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for purposes of inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

    Section 5.6  Interim Operations of Merger Sub.  Merger Sub is not a party to any agreement, has not conducted any activities and has no liabilities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions.

ARTICLE VI
CONDUCT OF BUSINESS PENDING THE MERGER

    Section 6.1  Conduct of Business by the Company Pending the Merger.  The Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably delayed or withheld) and except for actions taken or omitted for the purpose of complying with this Agreement, the businesses of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with the Company's current business plan, and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with customers, suppliers and other Persons with which the Company has business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 6.1 of the Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent:

    (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

    (b) (i) issue, sell, pledge, license, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, or (B) except in the ordinary course of business, except the issuance of Shares pursuant to the exercise of Company Stock Options or pursuant to the ESPP or pursuant to the Warrants or the Convertible Notes, any property or assets of the Company or any Subsidiary, (ii) modify any Company Stock Options outstanding on the date of this Agreement, or (iii) accelerate the of vesting or other benefit of any option, share or award whether or not pursuant to the Company Stock Option Plans, other than in accordance with the express terms of such option, share or award as in effect immediately prior to the date of this Agreement;

    (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Subsidiary to the Company or any other Subsidiary;

    (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock (or securities convertible into or exercisable for any shares of its capital stock) except for acquisitions of restricted stock held by employees of the Company and its Subsidiaries upon termination of employment;

    (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any interest in any corporation, partnership, other business organization or Person or any division thereof or any significant amount of assets, except in the ordinary course of business and in a manner consistent with the Company's current business plan; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans, investments, capital contributions or advances; (iii) enter into any material contract or agreement other than in the ordinary course of business and in a manner consistent with the Company's current business plan; (iv) authorize any capital expenditure in excess of $500,000 in the aggregate except to the extent consistent with the Company's existing business plan; or (v) enter into or amend any material contract, agreement, commitment or arrangement with respect to any matter prohibited by this Section 6.1(e);

    (f)  increase the compensation payable or to become payable or the benefits provided to its directors, officers, employees, agents or other representatives, except for increases in the ordinary course of business in salaries or wages of employees of the Company or any Subsidiary or, except as otherwise provided pursuant to the terms of agreements in effect on January 1, 2001, grant any severance or termination pay to, or enter into any new severance agreement with, any director, officer, employee, agent or other representative of the Company or of any Subsidiary, or enter into any employment agreement with any director, officer, employee, agent or other representative (other than with a newly hired employee) of the Company or any Subsidiary, or establish, adopt, enter into or amend (except as may be required by Law) any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

    (g) except as required by applicable Law or by U.S. GAAP, take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies, practices or procedures;

    (h) incur any material obligation to make any payment of, or in respect of, any Tax, take or cause to be taken any action would prevent the Company from filing a consolidated federal Tax Return for the year ending September 30, 2001, except in the ordinary course of business, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, surrender, settle or compromise any material Tax claim, liability, audit or assessment, surrender any right to claim any material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing in any material respect the Tax liability or reducing any Tax asset of the Company;

    (i)  amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's material rights thereunder, except for amendments, modifications or consents which are not materially adverse to the Company's rights and expected benefits under any such Material Contract;

    (j)  settle any material Action; or

    (k) publicly announce an intention, enter into any formal or informal agreement (oral or written) or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII
ADDITIONAL AGREEMENTS

    Section 7.1  Stockholders' Meeting.  (a) If required by applicable Law in order to consummate the Merger and following consummation of the Offer, the Company, acting through the Board, shall, in accordance with applicable Law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and (ii) except as and to the extent expressly provided in Section 7.4, (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to Merger Sub or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its reasonable best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Merger Sub shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

    (b) Notwithstanding the foregoing, in the event that Merger Sub shall acquire at least ninety percent (90%) of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of the DGCL, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

    Section 7.2  Proxy Statement.  If approval of the Company's stockholders is required by applicable Law to consummate the Merger, promptly following consummation of the Offer, the Company shall file with the SEC under the Exchange Act the Proxy Statement, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

    Section 7.3  Access to Information; Confidentiality.  (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors, agents and other representatives of the Company and the Subsidiaries to, afford the officers, employees, representatives and agents of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records (including contracts and agreements) of the Company and each Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request, provided that the fulfillment of any such request shall not unreasonably interfere with the conduct of the business of the Company.

    (b) All information obtained by Parent or Merger Sub pursuant to this Section 7.3 shall be kept confidential in accordance with the confidentiality agreement, dated September 21, 2000 (the "Confidentiality Agreement"), between Parent and the Company.

    (c) No investigation pursuant to this Section 7.3 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

    Section 7.4  Acquisition Proposals.  (a) From the date hereof until the termination hereof, the Company shall not and shall cause the Subsidiaries not to, and shall use its best efforts to cause the officers, directors, employees and other agents and advisors (including, without limitation, any investment bank, attorney or accountant retained by the Company) of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate or knowingly encourage or otherwise knowingly facilitate any Acquisition Proposal or any inquiries, proposals or offers from any Person (other than Parent or Merger Sub) relating to any Acquisition Proposal, (ii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary or (iii) furnish any information to or participate in any discussions or negotiations with any Person that has made or, to the Knowledge of the Company, intends to make an Acquisition Proposal except to the extent the foregoing could not reasonably be expected to be relevant to an Acquisition Proposal; provided, however, that nothing contained in this Section 7.4(a) shall prohibit the Board from taking any action described in clause (iii) above with respect to any Person that has made an unsolicited (as such term relates to the period from and after the date hereof) bona fide written Superior Proposal if, and only to the extent that, (A) the acceptance for payment of any Shares pursuant to the Offer shall not have occurred, (B) the Board, after consultation with outside legal counsel, determines in good faith that such action would, in the absence of the foregoing proscriptions, be required by its fiduciary duties under the DGCL or its duties or obligations under other applicable Law, and (C) prior to taking such action, the Company receives from such Person an executed confidentiality agreement in reasonably customary form and in any event containing terms at least as stringent as those contained in the Confidentiality Agreement. Within twenty-four (24) hours after determining to take any action described in clause (iii) of the preceding sentence, the Company shall notify Parent of any such Superior Proposal (including, without limitation, the material terms and conditions thereof and the identity of the Person making it), and shall thereafter inform Parent on a prompt basis of any material changes to the terms and conditions of such Superior Proposal and, upon the reasonable request of Parent, any material change to the status of any discussion with such third party. The Company shall, and shall cause its Subsidiaries and the officers, directors, employees and other agents and advisors of the Company and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date hereof with any parties with respect to any Acquisition Proposal. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided, however, that in connection therewith the Company and the Board of Directors shall be subject to the provisions of Section 7.4(b).

    (b) Notwithstanding anything in this Agreement to the contrary, the Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, its approval or recommendation of this Agreement, the Offer or the Merger unless the Board, after consultation with its outside legal counsel, determines in good faith that such action is required by its fiduciary duties under the DGCL or under other applicable Law; provided, however, the Board may not approve or recommend an Acquisition Proposal (or in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) (including with respect to any statements pursuant to Rule 14e-2 under the Exchange Act) unless (i) the Acquisition Proposal is a Superior Proposal, (ii) the Company has complied in all material respects with the terms of this Section 7.4, (iii) it determines in good faith (after consultation with its outside legal counsel) that such action is required by its fiduciary duties under the DGCL or under other applicable Law and (iv) the Company has negotiated, and the Board has determined to enter into, a definitive agreement with respect to the Superior Proposal; and provided further, (x) the Board in the twenty-four (24) hours subsequent to the determination described in clause (iv) of the foregoing proviso shall have notified Parent of such determination and of all the material terms and conditions of such definitive agreement, (y) the Board shall be prohibited for a period of three (3) calendar days after the date of receipt by Parent of such notification from executing the definitive agreement relating to such Superior Proposal and from approving or recommending such Superior Proposal (or, in connection therewith, withdraw or modify its approval or recommendation of this Agreement, the Offer or the Merger) and during such three (3) day period Parent shall be permitted to make any such adjustment to the terms and conditions of this Agreement as Parent deems advisable (the "Adjusted Agreement") and (z) the Board determines that the Acquisition Proposal reflected by the definitive agreement is a Superior Proposal relative to the Adjusted Agreement. In the event that the Board is permitted by the foregoing to approve or recommend an Acquisition Proposal, it may terminate this Agreement. In the event that the Board, pursuant to clause (z) of the second preceding sentence, determines that the Acquisition Proposal reflected by the definitive agreement is not a Superior Proposal relative to the Adjusted Agreement, the Company shall execute an amendment to this Agreement to conform this Agreement to the Adjusted Agreement and shall terminate all discussions with such other Person. The fact that an Acquisition Proposal received by the Company after the date hereof is determined by the Board not to be a Superior Proposal shall not affect the rights and obligations of either Parent or the Company set forth in this Section 7.4 with respect to any subsequent Acquisition Proposal.

    Section 7.5  Employee Benefits Matters.  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Subsidiaries with respect to benefits or entitlements that accrued prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary. Employees of the Company or any Subsidiary shall receive credit for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary, including credit for such service for purposes of determining any amounts which subsequently become payable pursuant to the provisions of Section 3.7(a); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit and provided, further that in determining the amount of vacation pay owed to any such Company employee from and after the Effective Time under the applicable terms of the vacation plan of the Surviving Corporation, credit shall be given for such employee's service with the Company or any Subsidiary prior to the Effective Time.

    (b) With respect to any employee benefit plans in which any employees of the Company or any Subsidiary first become eligible to participate on or after the Effective Time or in which the employees of the Company or any Subsidiary did not participate prior to the Effective Time, Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any Subsidiary under any such plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous plan prior to the Effective Time; (ii) provide each employee of the Company and the Subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket co-payment requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; and (iii) with respect to flexible spending accounts, provide each employee of the Company and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplications of benefits.

    Section 7.6  Directors' and Officers' Indemnification and Insurance.  (a) After the Effective Time, Parent shall and shall cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the Effective Time, a director or officer of the Company or any Subsidiary (individually an "Indemnified Party" and collectively the "Indemnified Parties"), to the fullest extent permitted by Law, with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Effective Time whether commenced, asserted or claimed before or after the Effective Time, including liability arising under the Securities Act, the Exchange Act or state Law.

    (b) Parent shall, or shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries on the date hereof (provided that Parent may substitute therefor policies with reputable and financially sound carriers having at least the same coverage and amounts thereof and containing terms and conditions which are no less advantageous to the persons currently covered by such policies as the insured) with respect to facts or circumstances occurring at or prior to the Effective Time. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 7.6.

    (c) Parent agrees to cause the Surviving Corporation and any of its Subsidiaries (or their successors) to maintain in effect for a period of six (6) years provisions in its certificate of incorporation or by-laws or equivalent organizational documents providing for indemnification and exculpation of Indemnified Parties, with respect to facts or circumstances occurring at or prior to the Effective Time, to the extent set forth in the Company's Certificate of Incorporation and By-laws as of the date hereof; provided that the foregoing shall not in any way restrict or preclude any sale, liquidation or dissolution of any Subsidiary of Parent (including the Surviving Corporation) at any time after the Effective Time.

    (d) The rights under this Section 7.6 shall survive consummation of the Merger and are expressly intended to benefit each Indemnified Party.

    Section 7.7  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with, perform or satisfy in any material respect any covenant or agreement to be complied with, performed or satisfied by it hereunder, (c) any notice or other communication received from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (d) any notice or other communication received from any Governmental Authority in connection with or relating to the Transactions and (e) any Action commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9 or which relate to the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 7.8  Further Action; Reasonable Best Efforts.  (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, if any, and thereafter make any other required submissions, if any, under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger; provided that neither Parent nor Merger Sub will be required by this Section 7.8 to (A) prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their Subsidiaries of any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or compel the Company, Parent, Merger Sub or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or (B) divest any Shares which, in the case of each of clauses (A) and (B) of this Section 7.8(a), has an economic detriment to Parent or the Company that is material in relation to the Company and its Subsidiaries taken as a whole. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

    (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

    Section 7.9  Public Announcements.  Parent and the Company agree that no public release or announcement concerning this Agreement, the Transactions, the Offer or the Merger shall be issued by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

    Section 7.10  Confidentiality Agreement.  The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of each Transaction. Upon the acceptance for payment of Shares pursuant to the Offer, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties thereto.

ARTICLE VIII
CONDITIONS TO THE MERGER

    Section 8.1  Conditions to the Obligations of Each Party.  The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

    (a) Stockholder Approval. If and to the extent required by the DGCL, this Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

    (b) Competition Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, the Fair Trading Act, and the E.C. Merger Regulation, shall have expired or been terminated;

    (c) No Order or Injunction. No provision of any applicable Law and no judgment, restraining order, preliminary or permanent injunction, order or decree of any court or other Governmental Authority of competent jurisdiction shall be in effect and have the effect of prohibiting or enjoining the consummation of the Merger; and

    (d) Offer. Merger Sub or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall, at the sole discretion of the Company, be deemed satisfied if, in breach of this Agreement or the terms of the Offer, Merger Sub fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

    Section 9.1  Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

    (a) by mutual written consent of each of Parent, Merger Sub and the Company duly authorized by the Board and by the Boards of Directors of Parent and Merger Sub; or

    (b) by either Parent or the Company if (i) the Effective Time shall not have occurred on or before the date which is two hundred seventy (270) days after the date hereof (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any covenant, agreement, condition or other obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment, injunction, order, decree or ruling or taken any other action which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

    (c) by Parent if (i) due to an occurrence or circumstance that would result in the existence of any condition set forth in Annex A hereto, Merger Sub shall have (A) failed to commence the Offer within thirty (30) days following the date of this Agreement, (B) terminated the Offer without having accepted for payment thereunder any Shares or (C) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer, unless the existence of any such condition set forth in Annex A shall have been caused by or resulted from the failure of Parent or Merger Sub to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the breach by Parent or Merger Sub, in any material respect, of any of their representations or warranties contained in this Agreement, or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Merger Sub or Parent its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing;

    (d) by the Company, upon approval of the Board, if Parent and Merger Sub shall have (i) failed to commence the Offer within thirty (30) days following the date of this Agreement, (ii) terminated the Offer without having accepted for payment thereunder any Shares or (iii) failed to accept Shares for payment pursuant to the Offer within ninety (90) days following the commencement of the Offer, unless such action or inaction under clauses (i), (ii) or (iii) shall have been caused by or resulted from the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or the breach in any material respect by the Company of any of its representations or warranties contained in this Agreement.

    (e) by Parent prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Annex A and (ii) in the case of a breach of a material agreement or covenant, cannot be or has not been cured within ten (10) days after the giving of written notice to the Company, or, in the case of a breach of a representation or warranty, cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company;

    (f)  by the Company, if (i) any of the representations or warranties of Parent or Merger Sub set forth in this Agreement (without regard to materiality qualifiers contained therein) shall not be true and correct in any respect, except to the extent the effect of such breach, either individually or in the aggregate with all other such breaches, would not have a material adverse effect on Parent, or (ii) Parent or Merger Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Sub to be performed or complied with by it under this Agreement and, in the case of (i), such untruth or incorrectness cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent or Merger Sub, and, in the case of (ii), such failure cannot be or has not been cured within twenty (20) days after the giving of written notice to Parent or Sub; or

    (g) by the Company in accordance with the provisions of Section 7.4(b).

    Section 9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Section 9.3 and Article X; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

    Section 9.3  Termination Fees.  (a) In the event that:

       (i) (A) this Agreement is terminated pursuant to Section 9.1(c)(i) (as a result of the failure of the Minimum Condition) or Section 9.1(e) (provided neither Parent nor Merger Sub is in breach in any material respect of any of its representations, warranties and covenants set forth in this Agreement to the extent (and only to the extent) such breach causes the basis for termination of the Agreement pursuant to Section 9.1(e)), (B) prior to such termination any Person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and which shall be continuing and not withdrawn prior to the date of such termination, and (C) within one hundred eighty (180) days after such termination, the Company consummates either (1) a merger, consolidation, or other business combination between the Company and any other Person (other than Parent of an Affiliate thereof) or (2) the sale of more than thirty-five percent (35%) (in voting power) of the voting securities of the Company to the Person making such Acquisition Proposal or the sale of thirty-five percent (35%) or more (in fair market value) of the assets of the Company;

      (ii) this Agreement is terminated pursuant to Section 9.1(c)(ii); or

      (iii) this Agreement is terminated pursuant to Section 9.1(g),

then, in any such event, the Company shall pay Parent promptly (but in no event later than one Business Day after the first of such events shall have occurred) a fee in an amount equal to $8,400,000 (the "Termination Fee"), which amount shall be payable in immediately available funds.

    (b) Except as set forth in this Section 9.3, all costs and expenses incurred in connection with this Agreement and the Transactions (including reasonable attorneys' fees and expenses) shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

    (c) In the event that the Company shall fail to pay all or any portion of the Termination Fee, the Company also shall pay to Parent interest on such unpaid amount, commencing on the date that such amount becomes due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus two percent (2%).

    (d) The expenses provided for in this Section 9.3 are not intended to be exclusive remedies with respect to any liability for a breach of this Agreement, and no party hereto shall be precluded from seeking damages or remedies or at law or in equity as a result of any such matter.

    Section 9.4  Amendment.  Subject to Section 2.3, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after consummation of the Offer no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed Parent and the Company.

    Section 9.5  Waiver.  Subject to Section 2.3, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.

ARTICLE X

GENERAL PROVISIONS

    Section 10.1  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

    if to Parent or Merger Sub:

      Cable and Wireless plc
      124 Theobalds Road
      London WC1X 8RX England
      Telephone: 44 207 315 4000
      Telecopy: 44 207 315 5000
      Attention: Company Secretary

    with a copy to:

      Pillsbury Winthrop LLP
      50 Fremont Street
      San Francisco, California 94105
      Telephone: (415) 983-1000
      Telecopy: (415) 983-1200
      Attention: Nathaniel M. Cartmell III, Esq.
                        P. Joseph Campisi, Jr., Esq.

    if to the Company:

      Digital Island, Inc.
      45 Fremont Street
      San Francisco, California 94105
      Telephone: (415) 738-4100
      Telecopy: (415) 738-4141
      Attention: General Counsel

    with a copy to:

      Brobeck, Phleger & Harrison LLP
      Two Embarcadero Place
      2200 Geng Road
      Palo Alto, California 94303
      Telephone: (650) 424-0160
      Telecopy: (650) 496-2885
      Attention: Curtis L. Mo, Esq.

    with a copy to:

      Brobeck, Phleger & Harrison LLP
      1633 Broadway
      New York, New York 10019
      Telephone: (212) 237-2528
      Telecopy: (212) 586-7878
      Attention: Eric Simonson, Esq.

    Section 10.2  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

    Section 10.3  Entire Agreement; Assignment.  This Agreement, the Confidentiality Agreement and the Parent Note constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, negotiations and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations and (ii) the assignee is able to make and makes for the benefit of the Company pursuant to a written instrument delivered to the Company the representation and warranty set forth in Section 5.6 (which representation shall be deemed to be part of this Agreement).

    Section 10.4  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 3.7, 7.5 and 7.6 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

    Section 10.5  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    Section 10.6  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

    Section 10.7  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.7.

    Section 10.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 10.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    Section 10.10  Interpretation.  (a) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    (b) In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the extent to which any such party or its counsel participated in the drafting of any provision hereof or by virtue of the extent to which any such provision is inconsistent with any prior draft hereof.

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CABLE AND WIRELESS PLC
By:	/s/ Robert Drolet
Name:	Robert Drolet
Title:	Chief Commercial Officer, Global Cable and Wireless plc
DALI ACQUISITION CORP.
By:	/s/ Robert Drolet
Name:	Robert Drolet
Title:	President
DIGITAL ISLAND, INC.
By:	/s/ Ruann Ernst
Name:	Ruann Ernst
Title:	President and Chief Executive Officer

Annex A

CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Offer, but subject to the terms of Section 2.1, Merger Sub shall not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, if (i) immediately prior to the expiration of the Offer, the Minimum Condition shall not have been satisfied, (ii) any applicable waiting period under the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions shall exist (other than as a result of any action or inaction of Parent or Merger Sub that constitutes a breach of this Agreement):

      (a) there shall have been instituted or be pending any Action by any Governmental Authority (i) challenging or seeking to make illegal, delay, or otherwise, directly or indirectly, restrain or prohibit or increase the cost of the making of the Offer, the acceptance for payment of any Shares by Parent, Merger Sub or any other Affiliate of Parent, or the consummation of any other Transaction, or seeking to obtain damages in connection with any Transaction; (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their Subsidiaries of any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries or to compel the Company, Parent, Merger Sub or any of their Subsidiaries, as a result of the Transactions, to dispose of or to hold separate any business or assets of the Company, Parent, Merger Sub or any of their Subsidiaries; (iii) seeking to impose or confirm any limitation on the ability of Parent, Merger Sub or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Merger Sub pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) seeking to require divestiture by Parent, Merger Sub or any other Affiliate of Parent of any Shares which, in the case of each of clauses (i) through (iv) of this paragraph (a) has an economic detriment to Parent or the Company that is material in relation to the Company and its Subsidiaries taken as a whole;

      (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or (ii) any Transaction, by any United States or foreign legislative body or Governmental Authority with appropriate jurisdiction, other than the routine application of the waiting period provisions of the HSR Act, the Fair Trading Act, the E.C. Merger Regulation or any other applicable foreign antitrust law to the Offer or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

      (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Parent or Merger Sub, the approval or recommendation of the Offer, the Merger, the Agreement, or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

      (d) any Material Adverse Change;

      (e) any representation or warranty of the Company in the Agreement (i) that is qualified by materiality or Material Adverse Effect shall not be true and correct in any respect as so qualified or (ii) that is not qualified by materiality or Material Adverse Effect shall not be true and correct

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  in all material respects, except to the extent the effect of any such breach, either individually or in the aggregate with all such other breaches, would not have a Material Adverse Effect;

      (f)  the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

      (g) the Agreement shall have been terminated by Parent or the Company in accordance with its terms; or

      (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index or similar "circuit breaker" process) which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, (iii) any newly initiated material limitation (whether mandatory or not) by any Governmental Authority on, or other similar event that materially and adversely affects, the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, the United Kingdom or the European Union generally which materially and adversely affects the extension of credit in the United States, the United Kingdom or the European Union generally by banks or other lending institutions, and in the case of clauses (i) through (iv) of this paragraph (h), as a result thereof, notwithstanding Parent's reasonable best efforts, Parent's ability to access the Funds or to effect payment therewith for the Shares is materially and adversely affected, which in the judgment of Parent in any such case, makes it inadvisable to proceed with such acceptance for payment of or payment for the Shares or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided, that, Merger Sub and Parent may not avail themselves of any such condition at any time during which either Merger Sub or Parent is in breach in any material respect of any of its representations, warranties and covenants set forth in the Agreement to the extent (and only to the extent) such breach causes the failure of the Minimum Condition or any of the conditions set forth in this Annex A. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    Capitalized terms used in this Annex A shall have the respective meanings set forth in the Agreement to which it is annexed.

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EXHIBIT 2.1
Annex A